ic@3401

Virtual Membership Agreement

The Innovation Center @3401 (ic@3401) is a collaborative project between the Science Center and Drexel University. ic@3401 is a synergistic program that supports innovation, collaboration, and business creation and growth.

ic@3401 seeks to create, through the integration of activities by established corporate, start-up, entrepreneurial, and academic users and affiliates, a diverse innovation community focused on new technologies; The goals of ic@3401 are to:

- provide a physical location (home), and resources, for nascent virtual companies
- provide a collaborative environment for ideation, collaboration, resource sharing and community
- facilitate the launch, financing, and growth of start-up companies;
- facilitate start-up transition to independent enterprises;
- support the development and release of new technology products;
- build economically sustainable models of technology development, business incubation, and academic collaboration

This membership agreement ("Agreement") is between the below-listed organization or individual(s) ("Member"), and the University City Science Center in its role as the facility manager for ic@3401 ("Manager"), as represented by an ic@3401 Program Director. Members of ic@3401 are co-housed with their peers in the "Collaboration Suite", and have shared access to all amenities and programs of ic@3401.

1. Description of Service and Fee

i. Manager will provide Member with services ("Services") as listed in Schedule 1.

ii. Member will pay to Manager a membership fee ("Fee") as set forth in Schedule 1 payable to the "University City Science Center."

iii. The term of this Agreement begins and ends on the dates set forth in Schedule 1 and will continue to be renewed at a frequency indicated in Schedule 1.

iv. Manager reserves the right, at any time, to modify or discontinue, temporarily or permanently, any of the Services (or any part thereof) upon 30 days' prior written notice. Member agrees that neither Manager nor any third party is liable to Member or any third party for any modification, suspension, or discontinuation of any services.

2. General Conditions of Service

i. Services, or any security cards, codes, or other instruments associated with the delivery of or access to Services, may be used only by the person(s) named in Attachment A, and are not transferrable under any circumstances or conditions. Member may not assign any right it receives to any other party, for use ic@3401.

ii. Member agrees that it shall be responsible for the activities in ic@3401 of, and for any breach of this Agreement by any of its members, shareholders, partners, managers, directors, officers, employees, agents, representatives, advisors and consultants, including, without limitation, all individuals listed in Attachment A ("Representatives").

iii. There are a limited number of Members who may participate in this program.

iv. Members will abide by the Policies and Procedures of ic@3401, which may be amended from time to time by Manager, and which are hereby incorporated into and made a part of this Agreement. Member shall be permitted to use ic@3401solely for the purpose(s) of business, research and development, collaboration and other purposes in a manner consistent with the program at ic@3401 and is not permitted to use ic@3401 for any other purposes.

v. Member covenants and agrees not to carry on any business which could be construed as illegal, defamatory, immoral, or obscene, nor to use the address of ic@3401, whether directly or indirectly, for any such purpose or purposes. Member must comply with all federal, state, and local laws and ordinances that apply to the Member's use of ic@3401.

vi. Members will provide to Manager, upon request, statistics relating to job creation, and other reasonably related information pertaining to economic development.

3. Termination

Either party may terminate this Agreement for any or no reason, and without prior notice, with the following conditions:

i. Any portion of the Fee that is outstanding at termination must be paid in full.

ii. No part of any Fee that has been paid for the period during which notice of termination is given may be refunded if this Agreement is terminated by Member.

iii. A pro-rated part of the Fee for any unused portion of the period during which notice of termination is given will be refunded to Member, if this Agreement is terminated by Manager.

4. Innovator Subsidy Program

i. A subsidized fee structure is being applied in this agreement on the basis that Member has been identified by Manager as strategically important to ic@3401. The eligibility of Member for the subsidy program is at the sole discretion of Manager.

ii. In order to qualify and to maintain its eligibility for the subsidy program, Member must (1) provide company financial statements to Manager, in a format and at a frequency (typically prior to move-in, and then upon request, no more than quarterly) that is acceptable to Manager (2) participate in the monthly collaborative problem solving event,

iii. Membership term is 12 months and is renewable only if the Manager approves renewal.

5. Disclaimer, Indemnification and Release

i. Member understands that all Services are being provided “as is” and Manager makes no warranty of any kind, expressed or implied, that the Services will be uninterrupted, timely, or error-free.

ii. Member shall defend, indemnify, and hold harmless Manager and Drexel University, and each of their subsidiaries, affiliates, trustees, directors, officers, faculty, students, employees and/or agents (collectively, the "Indemnified Parties") from and against any and all claims, losses, liabilities, or expenses of any type whatsoever (including attorneys' fees) that may arise from or are connected with Member's use of ic@3401 and all of Member's activities at ic@3401, and/or the performance or non-performance of Member's duties under this Agreement, whether or not any such claims, losses, liabilities, or expenses are caused or based upon the alleged active or passive negligence or participation in the wrong by the Indemnified Parties or upon any alleged breach of any legal duty or obligation on the part of the Indemnified Parties.

iii. Member releases and waives any and all claims, demands, or causes of action against the Indemnified Parties that arise from or are connected with Member's use of ic@3401, Member's responsibilities under this Agreement, any injury to Member or Representatives of Member, or damage to or loss of any property of Member that is brought upon ic@3401, or exhibited, stored, or left upon ic@3401 by Member. Any property of Member left upon ic@3401 following the period of Member's use of ic@3401 shall be considered abandoned by Member and may be discarded by Manager.

6. General Terms

i. This Agreement constitutes the entire agreement between the parties and cannot be amended except in a writing signed by both parties. Manager shall not be bound by any agreements, conditions, representations or warranties relating to ic@3401 or Member's use thereof, oral or written, express or implied, not contained in this Agreement.

ii. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania and may be enforced in any court of competent jurisdiction in the Commonwealth of Pennsylvania.

Member and Manager hereby agree to the terms and conditions outlined above.

[signature]	[signature]
AUTHORIZING SIGNATURE	AUTHORIZING SIGNATURE
John Possumato	Eamon Gallagher
NAME (PLEASE PRINT)	NAME (PLEASE PRINT)
Founder & CEO	Senior Director of Commercialization
TITLE (IF APPLICABLE)	TITLE
DriveItAway Inc	University City Science Center
COMPANY (IF APPLICABLE)	COMPANY (IF APPLICABLE)
3/22/2022	3/22/22
DATE	DATE

Schedule 1: Services

Virtual Memberships:	One team of up to 4 individuals pending availability (Each Member must be listed in Attachment A)
Storage Units:	NA
Fee:	$300 per month. <u>($300 OnRamp Founders in Residence subsidy)</u> $0/month Fee is due on the first day of every month. A late charge of 5% may be applied to any fees that are paid after this date.
Term and Frequency	Agreement starts on April 1, 2022 and will continue for 1 year until March 31, 2023.
Services	Access to building is limited to Monday-Friday 8:30 am to 5 pm. 24 hours notice is required to reserve a workspace (Hot Desk) for use; otherwise "Sit where you like" access to flexible work stations on an "as available" basis. - Hot Desk use is limited to 20 hours a month. - Reservations for Hot Desk and Conference Rooms are made by calling the main number at (215)571.4033 or e-mailing ic3401@sciencecenter.org. Rollover of unused service to subsequent months is <u>not</u> permitted.

	Conference Room use is limited to 6 hours a month. Business mailing address: ic@3401, c/o 3401 Market Street, Suite 200/201 Philadelphia, PA 19104 Mail management: hold for pick-up, redirect via US Mail. All postage is charged at normal postal rates to the recipient. Wireless network access Access to shared office equipment (copies, printing, fax to be billed) Selected admittance to Science Center, Drexel, and other events and programs Access to ic@3401 Slack channel

Attachment A

Please complete for each individual being provided Services. Please print.

Name:	John F. Possumato
Address:	116 Third Avenue Haddon Heights, NJ 08035
Email:	john@driveitaway.com
Phone:	856 577 2763
Relationship to Member (e.g., employee):	Founder & CEO
OFFICE USE ONLY Membership number:	

Name:	Adam Potash
Address:	259-10 Hillside Avenue Floral Park Hillside, NY 11004
Email:	adam@driveitaway.com
Phone:	917 833 6887
Relationship to Member (e.g., employee):	COO
OFFICE USE ONLY Membership number:	

Name:	Elena Ciccotelli
Address:	1198 Brace Road Cherry Hill, NJ 08034
Email:	elena@sidegigcentral.com
Phone:	856 287 8693
Relationship to Member (e.g., employee):	Strategic Partner
OFFICE USE ONLY Membership number:	